Exhibit 99.1
To Our Stockholders, Customers & Employees

Mueller’s net income for the fiscal year ended December 27, 2008 was $80.8 million, or $2.17 per diluted share, which compares with $115.5 million or $3.10 per diluted share for 2007.

Net sales in 2008 totaled $2.56 billion, compared with $2.70 billion the year before.  The decrease in sales was largely due to an 8.8 percent drop in pounds of product sold.  In addition, there was a sharp decline in the price of copper during the latter half of 2008; and as you may know, the selling price of many of our products varies with the price of copper.  The average price of copper in 2008 was $3.13 per pound; however, copper closed the year at $1.27 per pound, after having traded in excess of $4.00 per pound earlier in 2008.

Housing starts in 2008 declined by 33.1percent following declines of 24.8 percent and 12.9 percent in the prior two years.  We believe that housing starts are likely to bottom-out in 2009, although inventories of new and existing unsold homes remain at a high level and signal that the recovery in housing will be gradual.

In 2008, the private nonresidential construction market grew by 14.9 percent and significantly contributed to our operating income.

Operations
Unit shipments declined during 2008, particularly in the fourth quarter.  The lower volume was driven primarily by the precipitous reduction in home building activity.  In addition, many customers reacted to the difficult market conditions by reducing inventories.

Mueller took many steps in 2008 to properly size its operations to the actual flow of business.  We curtailed certain manufacturing activities and trimmed our workforce by over 15 percent.

In 2008, our copper tube and copper fittings businesses performed quite well under the prevailing circumstances, and that was also true of our global products operations.  Mueller’s brass rod business increased its profitability in 2008, helped by an acquisition made in the prior year.

However, our plastic pipe and fittings businesses were adversely affected by the housing decline.  It is estimated that the demand for plastic plumbing products has declined by more than 50 percent.  Although we expect the plastic market to be challenging for some time, we are committed to this business.

Mueller’s international operations were profitable in 2008, after excluding a goodwill write-down of $ 18.0 million relating to our Mexico manufacturing operation.

In November 2008, we experienced a fire at our copper tube mill in Great Britain.  The loss was covered by insurance.  We are considering various alternatives, including new and more efficient technologies, before reinvesting in this operation.

We are pursuing initiatives to better adapt our businesses to the changing economic environment.  Our 2009 capital investments are focused on rationalizing, consolidating, and improving our core product operations.

Financial Position
Mueller’s financial condition remains strong.  We ended fiscal 2008 with $279 million in cash and an untapped credit facility of $200 million.  Our capitalization is conservative at 20.7 percent debt to total capitalization and our operations in 2008 generated $185.8 million of cash flow.  Our current ratio (current assets divided by current liabilities) is a solid 3.7 to 1.

In the last quarter of 2008, we repurchased $122.9 million principal amount of our 6% Subordinated Debentures due 2014 at 84 percent of face value.  The remaining outstanding principal balance of the debenture issue totals $148.7 million.  These debentures were issued in 2004, as part of a Special Dividend to our shareholders.

Total capital expenditures in 2008 were $22.3 million.  For 2009, we plan to moderately increase capital expenditures.

Business Outlook
Mueller’s operating results for 2008 were gratifying, considering the state of the U.S. economy and the decline in global markets.  We are now in the second year of the recession, which appears likely to be the longest downturn since World War II.  Mueller’s business continued to slow in the first quarter of 2009.

Our strategy for 2009 is to promptly adjust our operations to the on-going flow of business.  We see many opportunities to improve our operations and reduce costs.  We intend to emerge from the current economic malaise a stronger and more efficient competitor.

Our balance sheet will enable us to fund our capital improvement programs from internal sources.  We are also investigating acquisition opportunities which are directly related to our core business capabilities.

We have always acted cautiously in evaluating acquisition candidates, and we will continue to do so.

Closing
On October 27, 2008, Mueller’s President and Chief Executive Officer, William D. O’Hagan, passed away after a year-long battle with lung cancer.  Our Company lost a dear friend, an inspirational leader and a man of the highest ethics and integrity.  All of us at Mueller will miss him.  Gregory L. Christopher, 47, was named CEO of Mueller at the end of October 2008.  Previously Greg had served as Mueller’s Chief Operating Officer.  He has had over 20 years experience in our industry and possesses the drive, leadership qualities and integrity that will serve us well in the future.  He has our Board’s full confidence and support.

The past year presented many complex and unprecedented challenges to our management team.  It is a testament to their dedication and professional skill that Mueller had a modestly successful year and remains in excellent financial health.

Sincerely,

/S/ Harvey L. Karp
Harvey L. Karp
Chairman of the Board

/S/ Gregory L. Christopher
Gregory L. Christopher
Chief Executive Officer

March 16, 2009